EXHIBIT 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES
4th QUARTER AND FULL YEAR 2011 RESULTS

March 15, 2011 — Irvine, California — First PacTrust Bancorp, Inc. (“Bancorp” or the “Company”) (Nasdaq: BANC), the holding company for Pacific Trust Bank (“the Bank”), announced today results for the full year and the quarter ended December 31, 2011.  For the year ended December 31, 2011, the Company reported a net loss of $2.7 million and a net loss to common shareholders of $3.3 million, or ($0.31) per common share. Pre-tax pre-provision earnings adjusted for OREO charges1 for the year was $9.1 million. For the quarter ended December 31, 2011, the Company reported a net loss of $5.6 million and a net loss to common shareholders of $6.0 million, or ($0.51) per common share.  Pre-tax pre-provision earnings1adjusted for OREO charges for the quarter was a $34 thousand.  Total assets increased by $70.1 million, or 7.5%, during the three month period ended December 31, 2011 due largely to more than $107 million of net loan growth which was funded with $74.7 million, or 10.5% growth in new deposits during the fourth quarter.

Total loans increased $83.8 million or 11.9% during the quarter to $787.3 million, compared to linked quarter growth of $24 million. Fourth quarter loan growth was driven by new loans of $107.2 million at an average rate of 5.14%.  As noted above, the Company also increased total deposits by 10.5%, while its average total cost of funds on deposits and borrowings declined by 11.7%, to 0.68%.  For the full year ended December 31, 2011, total assets rose by $137 million representing a 15% annual growth rate.

The Company recorded a $4.1 million provision for loan losses during the fourth quarter of 2011 in support of  the $83.8 million increase in gross loans, additional impairment charges from the Bank’s  legacy loan portfolio and supplementation of general allocation reserves to reflect continued uncertainty in the real estate markets and economy  As a result, the allowance for loan losses increased by $3.8 million, from $9.0 million, or 1.3% of loans as of September 30, 2011, to $12.8 million, or 1.6% of loans, as of December 31, 2011.

The Company made continued progress in resolving legacy problem assets and reported a $6.4 million, or 22.1%, reduction in total nonperforming assets to $22.5 million as of December 31, 2011 from $28.9 million as of September 30, 2011.  As a percentage of total assets, nonperforming assets decreased to 2.3% as of December 31, 2011 from 3.1% as of September 30, 2011.  The Company reported $3.0 million of impairment charges on OREO. For the full year, loans delinquent for more than 30 days declined by 64.6% to $18.6 million, or 2.3% of loans as of December 31, 2011, compared to $52.6 million, or 7.6% of loans as of December 31, 2010.

Greg Mitchell, the Company’s Chief Executive Officer, commented “During the fourth quarter, the Company generated strong organic balance sheet growth and enhanced franchise value through the production of solid volumes of loans and core deposits, while also repositioning the Bank’s investment portfolio by reinvesting in more liquid securities.  We are pleased with the progress made during the fourth quarter on resolving problem assets as we continued to aggressively clear long-term delinquencies and troubled assets.  With the additional provision for loan losses during the quarter, the Company maintains even stronger levels of loan loss reserves. Finally, we have also completed our transition from the OTS to the OCC.”

________________

1	- See Section on Non-GAAP Financial Information

FOURTH QUARTER HIGHLIGHTS:

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Earnings Fundamentals

Bancorp’s net interest income before provision for loan losses for the fourth quarter 2011 was $7.5 million, essentially flat versus quarter ended September 30, 2011.  Net interest margin, however, showed a decrease of twenty-three basis points from 3.61% for the quarter ended September 30, 2011, to 3.38% for the quarter ended December 31, 2011. The Bank’s average cost of funds fell eight basis points from 0.76% for the quarter ended September 30, 2011 to 0.68% for the quarter ended December 31, 2011. The average cost of deposits improved by four basis points falling from 0.71% for the quarter ended September 30, 2011 to 0.67% during the quarter ended December 31, 2011. The improvement in cost of funds was offset by a twenty-eight basis point reduction in the average yield on the Bank’s earnings assets principally due to the decline of 1.46% in the average yield on securities from 4.50% during the third quarter 2011 to 3.04% during the fourth quarter 2011.The decline was due to the rebalancing of the securities portfolio completed at the end of the third quarter 2011. Average loan yields decreased by two basis points from 4.57% for the quarter ended September 30, 2011 to 4.55% for the quarter ended December 31, 2011 and did not reflect the full impact of the loan growth for the quarter as a substantial portion of the new loans were booked in December. The provision for the quarter was $4.1 million, compared to linked quarter provision of $0.8 million. Noninterest income was $0.5 million compared to $2.0 million for the quarter ended September 30, 2011 which included $1.5 million in net gain on sale of investment securities. Noninterest income remained relatively unchanged and was $4.9 million for the years ended December 31, 2011 and 2010.   Noninterest expense grew to $11.2 million compared to linked quarter expense of $7.7 million due largely to a $1.4 million increase in REO valuation allowance, $1.2 million increase in personnel costs due to the recording of incentives and bonuses for employees, a change in compensation for Board members and a $0.2 million increase in occupancy costs, among other items. Noninterest expense during the fourth quarter 2011 also included $1.1 million in transaction expenses related to the pending acquisitions of Beach Business Bank and Gateway Business Bank.  The net result was loss for the quarter of $5.6 million, which included a $1.3 million valuation allowance on the Company’s deferred tax asset

Bancorp’s subsidiary, Pacific Trust Bank, reported a net loss of $2.2 million for the fourth quarter.  The Bank’s Q4 loss was due largely to the recording of $4.1 million of additional  reserves for loan loss in support of the Bank’s lending initiatives, reserves of legacy assets and an increase in general reserves to compensate for higher economic uncertainty.   For the year ended December 31, 2011, the Bank reported net income of $2.4 million. The Bank remained well-capitalized reporting fourth quarter Tier-1, Tier-1 Risk Based and Total Risk-Based capital ratios of 13.08%, 17.34% and 18.56% as of December 31, 2011, respectively.

Asset Quality:

•	Total nonperforming assets decreased $6.4 million to $22.5 million as of December 31, 2011 when compared to $28.9 million as of September 30, 2011, or 2.3 % and 3.1% of total assets respectively.

•	Non-performing loans decreased by $552 thousand, to $7.9 million as of December 31, 2011 from $8.3 million as of September 30, 2011, representing 1.0% and 1.2% of gross loans, respectively.

•	OREO decreased $5.9 million to $14.7 million as of December 31, 2011 when compared to $20.6 million as of September 30, 2011, or 1.5% and 2.2% of total assets, respectively.

•	Total classified loans, defined as loans rated Loss, Doubtful or Substandard, increased by $2.7 million, or 9.1%, from $29.8 million as of September 30, 2011, to $32.5 million as of December 31, 2011.

•
Loans delinquent 60 - 89 days decreased $86 thousand during the three months ended December 31, 2011, and declined by $7.4 million, or 74.7%, from $9.9 million as of December 31, 2010 to $2.5 million as of December 31, 2011.

•
The allowance for loan losses increased from $9.0 million, or 1.3% of loans as of September 30, 2011, to $12.8 million, or 1.6% of loans, as of December 31, 2011. The increase in the allowance resulted largely from increased loan production and the establishment of additional specific allowance allocations for performing TDRs and other impaired loans.

Balance sheet and liquidity:

•	Total assets increased by $70.1 million (7.5%) for the three month period ended December 31, 2011.

•
Loans, net of allowance, totaled $776.0 million at December 31, 2011, compared to $696 million at September 30, 2011. Loan originations and purchases during the fourth quarter of 2011 totaled $107.2 million compared to $68.7 million in the third quarter of 2011 as the Bank saw increased production volume from its commercial real estate and residential lending programs during the fourth quarter. The average note rate on new loans funded in the fourth quarter was 5.14%.

•	Securities available-for-sale at December 31, 2011 totaled $101.6 million compared to $64.9 million at September 30, 2011.

•
Total deposits were $786.3 million as of December 31, 2011. Total deposit balances grew by $74.7 million (10.5%) for the three month period ended December 31, 2011. De novo branches accounted for approximately $16.5 million of growth during the fourth quarter.

•
The Bank opened its branch in Century City, CA on October 20, 2011. The Bank opened its newest branch in Santa Monica, CA on March 12, 2012. The Bank expects to open a branch in Tustin, CA branch in March 2012.

Dividend:

•	On March 1, 2012, Bancorp announced a quarterly dividend of $0.12 per common share payable on April 2, 2012 to shareholders of record as of March 12, 2012.

2011 HIGHLIGHTS:
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Earnings Fundamentals

Bancorp’s net interest income before the provision for loan losses decreased $1.0 million, or 3.4%, to $29.1 million for the year ended December 31, 2011 from $30.1 million for the year ended December 31, 2010. The Company’s net interest margin declined marginally from 3.67% for the year ended December 31, 2010 to 3.53% for the year ended December 31, 2011. The decline was due to lower average loan balances for the year and the impact of the rebalancing of the Company’s investment portfolio out of impaired private label MBS and into lower yielding more liquid fixed income securities. A provision for loan losses of $5.4 million was recorded for the year ended December 31, 2011 compared to a $9.0 million provision for loan losses recorded for the year ended December 31, 2010. The provision for loan losses for 2011 related to increased general allowance allocations on new commercial real estate loan production and purchased loans and increased allowance for legacy problem loans.  Third quarter 2011 noninterest income included $1.5 million gain on sale of investment securities.  Noninterest expense increased $9.5 million, or 42.6%, to $31.7 million for the year ended December 31, 2011 compared to $22.2 million for the year ended December 31, 2010. This net increase was primarily due to the payout of change of control benefits to executive officers which increased salaries and employee benefits expense by $1.1 million, an additional $2.9 million increase in other salaries and employee benefits expense, a $2.2 million increase in the valuation allowance for other real estate owned assets, a $1.2 million increase in  professional fees, a $934 thousand increase in occupancy expense, a $428 thousand increase in the loss on sale of other real estate owned assets, a $354 thousand increase in other general and administrative expenses and a $245 thousand increase in advertising expenses. Noninterest expense was reduced by a $358 thousand decline in FDIC insurance premiums. The Company’s net result was a loss for the year ended December 31, 2011 of $2.7 million, compared to net income of $2.8 million for the year ended December 31, 2010.  2011 results included a $1.3 million valuation allowance on the Company’s deferred tax asset.  As a result of the losses incurred in 2011 and 2009, the Company is in a three-year cumulative pretax loss position at December 31, 2011. This cumulative loss position is considered significant negative evidence in assessing the need to establish a valuation allowance for the DTA. The Company has concluded that there is sufficient positive evidence to overcome this negative evidence. While significant positive evidence is present and provides compelling reasons for not establishing a deferred tax asset valuation allowance, management believes that given the weight of the evidence from the 3-year cumulative loss it is appropriate to establish a $1.3 million valuation allowance as of December 31, 2011.

“For the full year the Company made substantial progress in building a strong community banking franchise in San Diego, Riverside, Orange and Los Angeles counties.  The Company successfully deployed capital and reported 15.9% growth in total assets, with assets rising $137.4 million to $999 million at December 31, 2011, compared to $861.2 million as of year-end 2010.  The Company reported strong growth in new deposits, with total deposits increasing by $140 million, or 21.7% to $786 million from $646 million as of year-end 2010.  In addition, the Bank opened three new retail banking offices in La Jolla, San Marcos and Century City (Los Angeles), California.  During 2011, the Bank’s lending team originated more than $157 million in new loans with an average coupon of 5.25%, purchased $58 million of multi-family loans with an average coupon of 4.97% and established loan production facilities in Los Angeles and Orange counties.  Strong loan production allowed the Bank to grow despite facing more than $135 million in amortizations and payoffs from the Bank’s legacy portfolio.  The Bank’s credit risk profile showed substantial improvement with loans delinquent more than 30 days falling by 64.6% to $18.6 million from $52.6 million as of December 31, 2010.  During that same period, non-performing loans declined to $8.7 million, compared to $19.4 million, while non-performing assets declined to $3.4 million, or 2.34% of assets, compared to $26.4 million, or 3.07% of assets at year-end 2010.  The Bank also achieved its objective of enhancing its liquidity position and reducing credit risk through a complete restructuring of the Company’s securities portfolio.  While these efforts resulted in a modest reduction in the Bank’s net interest margin, we believe they resulted in significant improvements in the quality of the Bank’s earnings while lowering risk. The Company also announced the pending acquisitions of Beach Business Bank and Gateway Business Bank.  We expect these transactions to close during the second quarter of 2012, pending receipt of regulatory approvals and the satisfaction of other closing conditions” said Mr. Mitchell.

Other Events

•	On October 28, 2011, the Company announced the appointment of Timothy Chrisman as Chairman of the Board of First PacTrust Bancorp and the appointment of Jeff Karish as a new director.

•	On November 14, 2011, Bancorp announced the move of its corporate headquarters to Irvine, California, which became effective on March 5, 2012.

•	On March 7, 2012, the Company announced it will hold its annual shareholders’ meeting on May 21, 2012.

On March 12, 2012, the Company opened its new branch location in Santa Monica, California

CONFERENCE CALL INFORMATION

First PacTrust Bancorp, Inc. will host a conference call at 1:00 p.m. PST (4:00 p.m. EST) on March 15, 2011, to discuss 2011 annual results as well as other matters. To access the conference call, please dial (866)509-2785. The related presentation slides in PDF format will be available in the Annual Reports & Presentations section of the Company’s Investor Relations Web site at www.firstpactrustbancorp.com.

For those unable to participate in the conference call, a recording of the call will be archived on the investor relations page of First PacTrust Bancorp’s website at www.firstpactrustbancorp.com for 90 days following the presentation.

First PacTrust Bancorp, Inc. is the parent holding company of Pacific Trust Bank and is headquartered in Irvine, California. Pacific Trust Bank provides a full range of banking products and services designed for small- to mid-sized businesses and their owners, real estate professionals and individuals interested in a comprehensive relationship with their financial institution.

 Pacific Trust Bank began operations in 1941 and has since grown to $984 million assets as of December 31, 2011. The financial institution is headquartered in Orange County, California and currently operates 12 deposit taking offices primarily serving San Diego, Orange, Riverside and Los Angeles counties. The Bank provides customers with the convenience of 28,000 fee-free ATM locations through the CO-OP ATM Network

Additional information concerning First PacTrust Bancorp, Inc. can be accessed at www.firstpactrustbancorp.com.

Forward-Looking Statements

When used in this press release and in other public shareholder communications, in documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” “guidance” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.  These statements may relate to our future financial performance, strategic plans or objectives, revenue, expense or earnings projections, or other financial items.  By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the stock purchase agreement for the Company’s pending acquisition of Gateway Bancorp or the merger agreement for the Company’s pending acquisition of Beach Business Bank; (ii)  the inability to complete the Gateway Bancorp or Beach Business Bank transaction due to the failure to satisfy each transaction's respective conditions to completion, including the receipt of regulatory approvals; (iii) risks that the Gateway Bancorp or Beach Business Bank transaction disrupts current plans and operations, the potential difficulties in customer and employee retention as a result of the pending transactions and the amount of the costs, fees, expenses and charges related to the proposed transactions; (iv) continuation or worsening of current recessionary conditions, as well as continued turmoil in the financial markets; (v) the credit risks of lending activities, which may be affected by further deterioration in the real estate markets, may lead to increased loan delinquencies, losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our loan loss reserves; (vi) the quality and composition of our securities portfolio; (vii) changes in general economic conditions, either nationally or in our market areas; (viii) changes in the levels of general interest rates, and the relative differences between short- and long-term interest rates, deposit interest rates, our net interest margin and funding sources; (ix) fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in commercial and residential real estate values in our market area; (x) results of examinations of us by regulatory authorities, including compliance by Pacific Trust Bank with the memorandum of understanding it entered into with its regulator, and the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down asset values, increase our capital levels, or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; (xi) legislative or regulatory changes that adversely affect our business, including changes in the interpretation of regulatory capital or other rules; (xii) our ability to control operating costs and expenses; (xiii) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (xiv) errors in our estimates in determining fair value of certain of our assets, which may result in significant declines in valuation; (xv) the network and computer systems on which we depend could fail or experience a security breach; (xvi) our ability to attract and retain key members of our senior management team; (xvii) costs and effects of litigation, including settlements and judgments; (xviii) increased competitive pressures among financial services companies; (xix) changes in consumer spending, borrowing and saving habits; (xx) adverse changes in the securities markets; (xxi) earthquake, fire or other natural disasters affecting the condition of real estate collateral; (xxii) the availability of resources to address changes in laws, rules or regulations or to respond to regulatory actions; (xxiii) inability of key third-party providers to perform their obligations to us; (xxiv) changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board or their application to our business or final audit adjustments, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; (xxv) war or terrorist activities; and (xxvi) other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and the other risks described from time to time in documents that we file with or furnish to the SEC.  You should not place undue reliance on forward-looking statements, and we undertake no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Non-GAAP Financial Information:

This presentation contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include pre-tax pre-provision earnings adjusted for OREO charges.

Pre-tax pre-provision earnings is total revenue less non-interest expense, pre-tax pre-provision earnings, adjusted for OREO charges, is total revenue less the sum  of non-interest expense and  OREO-valuation allowance and  loss on sale of OREO and foreclosure expense. Management believes that these two additional non-GAAP financial measures are useful because it enables investors and other to assess the Company’s ability to generate capital to cover losses through a credit cycle.

Reconciliations of the non-GAAP measures to the comparable GAAP measures are provided below.

The following table presents a reconciliation of pre-tax pre-provision earning to net income (dollars in thousands):

	For the Year ended 12/31/2011	For the Year ended 12/31/2010	For the Quarter ended 12/31/2011	For the Quarter ended 9/30/2011	For the Quarter ended 12/31/2010
Net income	$(2,728)	$2,825	$(5,614)	$644	$1,376
Add: Income tax expense (benefit)	(296)	1,036	(1,720)	367	456
Add: Provision for loan losses	5,388	8,957	4,114	823	329

Pre-tax pre-provision earnings	$2,364	$12,181	$(3,220)	$1,834	$2,161
Add: OREO-valuation allowance	4,843	2,679	2,957	1,329	1,308
Add: (Gain) loss on sale of OREO	760	332	(164)	104	271
Add: Foreclosure Expense	1,225	1,060	461	317	195

Pre-tax pre-provision earnings, adjusted for OREO charges	$9,192	$16,889	$34	$3,584	$3,935

SELECTED DETAIL ON CHANGES IN LOAN QUALITY AND RISK

Non-performing Loans. The following table is a summary of our nonperforming assets, net of specific valuation allowances. This table does not include all loans on nonaccrual or loans past due over 90 days that are on accrual. The information presented is for December 31, 2011 and December 31, 2010 (dollars in thousands):

	At December 31, 2010	Increases(2)	Decreases(3)	At Dec 31, 2011
Nonperforming loans(1)
Commercial:
Commercial and industrial	$—	$485	$(485)	$—
Real estate mortgage	—	—	—	—
Multi-family	—	6,539	(3,839)	2,700
Real estate construction	—	—	—	—
Land	7,581	2,876	(9,293)	1,164
Consumer:
Real estate 1-4 family first mortgage and green	12,330	22,192	(29,688)	4,834
Real estate 1-4 family junior lien mortgage and green	—	67	(67)	—
Other revolving credit and installment	2	1,120	(1,117)	5

Total nonperforming loans	$19,913	$33,279	$(44,489)	$8,703
Other real estate owned	$6,562	$22,414	$(14,284)	$14,692

Total nonperforming assets	$26,475	$55,693	$(58,773)	$23,395

Ratios
Nonperforming loans, net of specific valuation allowances, to total gross loans	2.88%			1.11%
Nonperforming assets, net of specific valuation allowances, to total assets	3.07%			2.34%

(1)
The Company ceases accruing interest, and therefore classifies as nonperforming, any loan as to which principal or interest has been in default for a period of greater than 90 days, or if repayment in full of interest or principal is not expected. Nonperforming loans exclude loans that have been restructured and remain on accruing status. At December 31, 2011, net nonperforming loans totaled $8.7 million, net of specific valuation allowances of $2.2 million. At December 31, 2010, net nonperforming loans totaled $19.9 million, net of specific valuation allowances of $1.2 million.

(2)
Increases in nonperforming loans are attributable to loans where we have discontinued the accrual of interest at some point during the period ended December 31, 2011. Increases in other real estate owned represent the value of properties that have been foreclosed upon during the period ended December 31, 2011.

(3)
Decreases in nonperforming loans are primarily attributable to payments we have collected from borrowers, charge-offs of recorded balances and transfers of balances to real estate owned during the year ended December 31, 2011. Decreases in other real estate owned represent either the sale, disposition or valuation adjustment on properties which had previously been foreclosed upon.

Troubled Debt Restructured Loans (TDRs). As of December 31, 2011 the Company had 26 loans with an aggregate balance of $16.1 million classified as TDR. Specific valuation allowances totaling $2.1 million have been established for these loans. When a loan becomes a TDR the Company ceases accruing interest, and classifies it as non-accrual until the borrower demonstrates that the loan is again performing.

As of December 31, 2011, of the 26 loans classified as TDR, 23 loans totaling $15.2 million are making payments according to their modified terms and are less than 90-days delinquent. Of the aforementioned $15.2 million in TDR loans, $13.3 million in loans are secured by single family residences, $487 thousand in loans are secured by land, $2.7 million are secured by multi-family and the remaining is comprised of an unsecured $2 thousand consumer loan. Of the $15.2 million TDRs, $4.9 million have been paying as agreed for more than six months and are on accrual status while $7.6 million are paying as noted previously but remain on non-accrual.  Three TDR loans with an aggregate balance of $915 thousand are over 90 days delinquent. The delinquent TDR loans are comprised of three loans with an aggregate balance of $915 thousand secured by SFRs.

The following table presents the seasoning of the Bank’s restructured loans, their classified balance (principal balance minus SVA charged-off and SVA), and their weighted average interest rates (dollars in thousands):

Performing Restructured Loans As of December 31, 2011
Payments	# of loans	Book Value	Average Loan Size	Weighted Average Interest Rate
	(Dollars in Thousands)
1 Payment	1	$153	$153	6.25%
2 Payments	1	3,600,	3,600,	5.00%
3 Payments	1	231	231	4.62%
4 Payments	—	—	—	—
5 Payments	—	—	—	—
6 Payments	1	443	443	3.00%
7 Payments	—	—	—	—
8 Payments	—	—	—	—
9 Payments	—	—	—	—
10 Payments	—	—	—	—
11 Payments	—	—	—	—
12+ Payments	19	10,789	514	5.35%

Total	23	$15,216	$609	5.20%

FIRST PACTRUST BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except share and per share data)
(unaudited)

	December 31, 2011	December 31, 2010
ASSETS
Cash and due from banks	$6,755	$5,371
Interest-bearing deposits	37,720	53,729

Total cash and cash equivalents	44,475	59,100
Securities available-for sale	101,616	64,790
Federal Home Loan Bank stock, at cost	6,972	8,323
Loans, net of allowance of $12,780 at December 31, 2011 and $14,637 at December 31, 2010	775,609	678,175
Accrued interest receivable	3,569	3,531
Other real estate owned, net	14,692	6,562
Premises and equipment, net	10,585	6,344
Bank owned life insurance investment	18,451	18,151
Prepaid FDIC assessment	2,405	3,521
Other assets	20,667	13,124

Total assets	$999,041	$861,621

LIABILITIES
Deposits:
Noninterest-bearing demand	$20,039	$15,171
Interest-bearing demand	68,578	44,860
Money market accounts	188,658	89,708
Savings accounts	39,176	124,620
Certificate of deposit	469,883	371,949

Total deposits	786,334	646,308
Advances from Federal Home Loan Bank	20,000	75,000
Accrued expenses and other liabilities	8,212	4,304

Total liabilities	814,546	725,612
Commitments and contingent liabilities	—	—

SHAREHOLDERS’ EQUITY
Preferred stock, $.01 par value per share, $1,000 per share liquidation preference for a total of $32; 50,000,000 shares authorized; 32,000 shares issued and outstanding at December 31, 2011; None issued or outstanding at December 31, 2010	—	—
Common stock, $0.1 per value per share, 196,863,844 shares authorized; 11,756,636 shares issued and 10,581,704 shares outstanding at December 31, 2011; 9,863,390 shares issued and 8,693,228 shares outstanding at December 31, 2010 outstanding at December 31, 2010	117	99
Class B non-voting, non-convertible Common stock, $.01 par value per share, 3,136,156 shares authorized; 1,054,991 shares issued and outstanding at December 31, 2011 and 1,036,156 shares issued and outstanding at December 31, 2010	11	10
Additional paid-in capital	179,548	119,998
Additional paid-in-capital warrants	3,172	3,172
Retained earnings	27,623	35,773
Treasury stock, at cost (December 31, 2011 – 1,174,932 shares, December 31, 2010 – 1,170,162 shares)	(25,037)	(25,135)
Unearned Employee Stock Ownership Plan (ESOP) shares (December 31, 2011 – 0 shares, December 31, 2010 – 42,320 shares)	—	(507)
Accumulated other comprehensive income (loss)	(939)	2,599

Total shareholders’ equity	184,495	136,009

Total liabilities and shareholders’ equity	$999,041	$861,621

FIRST PACTRUST BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share data)
(unaudited)
	3 Months Ended December 31		12 Months Ended December 31
	2011	2010	2011	2010
Interest and dividend income:
Loans, including fees	$8,061	$8,472	$30,997	$35,439
Securities:	700	1,263	3,963	5,289
Dividends and other interest-earning assets	62	63	217	216

Total interest and dividend income	8,823	9,798	35,177	40,944

Interest expense:
Savings	37	111	319	783
NOW	31	21	81	108
Money Market	116	91	306	573
Certificates of deposit	1,058	1,352	4,283	6,469
Federal Home Loan Bank advances	88	570	1,048	2,855

Total interest expense	1,330	2,145	6,037	10,788

Net interest income	7,493	7,653	29,140	30,156
Provision for loans losses	4,114	328	5,388	8,957

Net interest income after provision for loan losses	3,379	7,325	23,752	21,199
Noninterest income:
Customer services fees	366	341	1,473	1,336
Mortgage loan prepayment penalties	—	—	80	1
Income from bank owned life insurance	79	54	300	219
Net gain on sale of securities	1	3,275	2,888	3,274
Other	53	24	172	49

Total noninterest income	499	3,694	4,913	4,879

Noninterest expense:
Salaries and employee benefits	4,426	5,088	13,914	9,866
Occupancy and equipment	922	528	2,848	1,914
Advertising	295	5	477	232
Professional fees	705	400	2,121	947
Stationary paper, supplies, and postage	171	99	507	365
Data processing	373	294	1,345	1,152
ATM costs	72	73	295	297
FDIC expense	208	391	1,205	1,563
Loan serving and foreclosure	499	202	1,282	1,118
Operating loss on equity and investment	78	73	313	327
OREO-valuation allowance	2,956	1,265	4,843	2,679
Loss on sale of OREO	(164)	271	760	332
Other general and administrative	672	498	1,779	1,425

Total noninterest expense	11,213	9,187	31,689	22,217

Income before income taxes	(7,335)	1,832	(3,024)	3,861
Income tax expense/(benefit)	(1,721)	456	(296)	1,036

Loss	$(5,614)	$1,376	$(2,728)	$2,825

Preferred stock dividends	$396	$207	$534	$960

Net income/loss available to common stockholders	$(6,010)	$1,169	$(3,262)	$1,865

Basic earnings/(loss) per common share	$(0.52)	$0.15	$(0.31)	$0.37

Diluted earnings/(loss) per share	$(0.52)	$0.15	$(0.31)	$0.37

FIRST PACTRUST BANCORP, INC.
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS
(Dollars in thousands)

	3 months ended December 31, 2011			3 months ended December 31, 2010
(dollars in thousands)	Average Balances	Interest	Annualized Average Rates/ Yields	Average Balances	Interest	Annualized Average Rates/ Yields
Interest-earning assets:

Loans receivable (1)	$708,598	$8,061	4.55%	685,890	$8,472	4.94%
Securities	92,231	700	3.04%	63,830	1,263	7.91%
Other interest-earning assets	86,970	62	0.29%	59,460	63	0.42%

Total interest-earning assets	887,799	8,823	3.96%	809,180	9,798	4.84%
Non-interest earning assets	76,522			63,387

Total assets	$964,321			$872,567

Interest-bearing liabilities:

NOW	$70,696	31	0.17%	$59,163	21	0.14%
Money Market	155,119	116	0.30%	90,943	91	0.40%
Savings	72,004	37	0.20%	125,753	111	0.35%
Certificate of deposit	445,791	1,058	0.95%	392,306	1,352	1.38%
FHLB advances	20,000	88	1.77%	75,000	570	3.04%

Total interest-bearing liabilities	763,610	1,330	0.68%	743,165	2,145	1.16%

Non-interest-bearing liabilities	8,887			6,872

Total liabilities	772,497			750,037
Equity	191,824			122,530

Total liabilities and equity	$964,321			$872,567

Net interest/spread		$7,493	3.28%		$7,653	3.68%

Margin			3.38%			3.78%
Ratio of average interest-earning assets to average interest-bearing liabilities	116.26%			108.88%
___________________

(1)	Average balances of nonperforming loans are included in the above amounts.

FIRST PACTRUST BANCORP, INC.
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS
(Dollars in thousands)

	Year ended December 31, 2011			Year ended December 31, 2010
(dollars in thousands)	Average Balances	Interest	Annualized Average Rates/ Yields	Average Balance		Interest	Annualized Average Rates/ Yields
Interest-earning assets:

Loans receivable (1)	$681,956	$30,997	4.55%	$709,306		$35,439	5.00%
Securities	82,307	3,963	4.81%	63,734		5,289	8.30%
Other interest-earning assets	60,130	217	0.36%	49,485		216	0.44%

Total interest-earning assets	824,393	35,177	4.27%	822,525		40,944	4.98%
Non-interest earning assets	69,754			63,079

Total assets	$894,147			$885,604

Interest-bearing liabilities:

NOW	$65,463	81	0.12%	$57,681		108	0.19%
Money Market	104,981	306	0.29%	91,146		573	0.63%
Savings	117,388	319	0.27%	125,447		783	0.62%
Certificate of deposit	398,497	4,283	1.07%	406,015		6,469	1.59%
FHLB advances	39,918	1,048	2.63%	94,548		2,855	3.02%

Total interest-bearing liabilities	726,247	6,037	0.83%	774,837		10,788	1.40%

Non-interest-bearing liabilities	7,837			5,676

Total liabilities	734,084			780,513
Equity	160,063			105,091

Total liabilities and equity	$894,147			$885,604

Net interest/spread		$29,140	3.44%			$30,156	3.59%

Margin			3.53%				3.67%
Ratio of average interest-earning assets to average interest-bearing liabilities	113.51%			106.15%	%
______________________

(1)	Average balances of nonperforming loans are included in the above amounts.

FIRST PACTRUST BANCORP, INC.
SELECTED QUARTERLY FINANCIAL DATA
(Amounts in thousands, except share and per share data)

	December 2011	September 2011	June 2011	March 2011	December 2010
Balance sheet data, at quarter end:
Total assets	$999,041	$928,977	$882,266	$834,983	$861,621
Total gross loans	787,280	703,454	678,777	680,720	690,988
Allowance for loan losses	(12,780)	(8,993)	(8,431)	(11,905)	(14,637)
Securities available for sale	101,616	64,926	74,613	73,689	64,790
Noninterest-bearing deposits	20,039	20,934	21,702	18,066	15,171
Total deposits	786,334	711,609	685,934	634,410	646,308
FHLB advances and other borrowings	20,000	20,000	30,000	60,000	75,000
Total shareholders’ equity	184,495	191,488	160,475	135,650	136,009

Balance sheet data, quarterly averages:
Total assets	$964,321	$904,738	$851,038	$851,254	$872,567
Total loans	708,598	679,199	665,516	672,491	685,890
Securities available for sale	92,231	90,454	74,585	70,073	63,830
Total interest earning assets	887,799	829,000	786,960	788,934	809,180
Total deposits	743,610	702,780	660,645	639,388	668,165
Advances from FHLB and other borrowings	20,000	20,326	48,737	68,750	75,000
Total shareholders’ equity	191,824	173,495	137,149	135,957	122,530

Statement of operations data, for the three months ended:
Interest income	$8,823	$8,823	$8,582	$8,949	$9,798
Interest expense	1,330	1,339	1,574	1,794	2,145

Net interest income	7,493	7,484	7,008	7,155	7,653
Provision for loan losses	4,114	823	451	—	328

Net interest income after provision for loan losses	3,379	6,661	6,557	7,155	7,325
Noninterest income	499	2,012	1,635	767	3,694
Noninterest expense	11,213	7,661	5,999	6,816	9,187

Income/(loss) before income taxes	(7,335)	1,012	2,193	1,106	1,832
Income tax expense/(benefit)	(1,721)	368	644	413	456
Preferred dividends and accretion	396	138	—	—	207

Net income/(loss) available to common stockholders	$(6,010)	$506	$1,549	$693	$1,169

Profitability and other ratios:
Return on avg. assets (1)	(2.33)%	0.28%	0.73%	0.33%	0.63%
Return on avg. equity (1)	(11.71)	1.48	4.52	2.04	4.49
Net interest margin (1)	3.38	3.61	3.56	3.63	3.78
Noninterest income to total revenue (2)	6.24	21.19	18.92	9.68	32.55
Noninterest income to avg. assets (1)	0.21	0.89	0.77	0.36	1.69
Noninterest exp. to avg. assets (1)	4.65	3.39	2.82	3.20	4.21
Efficiency ratio (3)	140.29	80.68	69.41	86.04	80.96
Avg. loans to average deposits	95.29	96.64	100.74	105.18	102.65
Securities available for sale to total assets	10.17	6.99	8.46	8.83	7.52
Average interest-earning assets to average interest-bearing liabilities	116.26%	114.64%	110.94%	111.41%	108.88%

Asset quality information and ratios:
Nonperforming assets (4):
Nonperforming loans (5)	$7,790	$8,342	$14,240	$27,618	$19,913
Other real estate owned (OREO)	14,692	20,551	15,018	6,433	6,562

Totals	$22,482	$28,893	$29,258	$34,051	$26,475

Net loan charge-offs	$327	$261	$3,924	$2,733	$3,251
Allowance for loan losses to nonaccrual loans, net	78.43%	82.38%	38.21%	38.75%	41.34%
As a percentage of total loans:
Allowance for loan losses	1.62	1.28	1.24	1.75	2.12
Nonperforming assets to total loans and OREO	2.80	3.99	4.22	4.96	3.80
Nonperforming assets to total assets	2.25%	3.11%	3.32%	4.08%	3.07%

FIRST PACTRUST BANCORP, INC.
ANALYSIS OF QUARTERLY INTEREST INCOME AND EXPENSE, RATES AND YIELDS
(Amounts in thousands, except rate, yield, ratio, share and per share data)

Interest rates and yields:	December 2011	September 2011	June 2011	March 2011	December 2010
Loans	4.55%	4.57%	4.52%	4.56%	4.94%
Securities available for sale	3.04	4.50	5.37	7.10	7.12
Total earning assets	3.96	4.24	4.36	4.52	4.84
Total deposits, including non-interest bearing	0.67	0.71	0.74	0.80	0.94
FHLB advances and other borrowings	1.77	1.81	2.88	3.01	3.04
Total deposits and interest-bearing liabilities	0.68	0.76	0.88	1.00	1.16
Capital ratios:
Stockholders’ equity to total assets	18.5	20.6	18.2	16.3	15.8
Tier one risk-based (6)	17.3	19.7	16.0	16.0	14.9
Total risk-based (6)	18.6%	20.7%	17.2%	17.3%	16.2%

(dollars in thousands, except per share data)	December 2011	September 2011	June 2011	March 2011	December 2010
Per share data:
Basic earnings/(loss) per common share	$(0.52)	$0.04	$0.16	$0.07	$0.15
Diluted earnings/(loss) per common share	(0.52)	0.04	0.16	0.07	0.15
Book value per common share at quarter end (7)	$13.11	$13.76	$13.93	$13.94	$13.98
Weighted avg. common shares — basic	11,597,315	11,542,752	9,753,153	9,661,447	7,826,916
Weighted avg. common shares — diluted	11,597,484	11,544,142	9,785,203	9,665,273	7,827,164
Common shares outstanding	11,636,695	11,596,270	11,520,067	9,729,066	9,729,384
Investor information:
Closing sales price	$10.25	$11.33	$14.86	$15.91	$13.27
High closing sales price during quarter	13.21	15.52	16.61	16.59	13.27
Low closing sales price during quarter	10.09	10.37	$13.93	13.53	10.45
Risk-weighted assets	743,090	662,472	$621,339	$613,827	641,205
Total assets per full-time equivalent employee	7,346	7,432	7,173	7,180	9,070
Annualized revenues per full-time equivalent employee	$235.1	$303.9	$281.1	$272.5	$477.8
Number of employees (full-time equivalent)	136.0	125.0	123.0	116.3	95.0

______________________

(1)	Ratios are presented on an annualized basis.
(2)	Total revenue is equal to the sum of net interest income and noninterest income.
(3)	Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income
(4)	Balances are net of specific valuation allowances, and do not include all loans or nonaccrual or past due over 90 days and still on accrual.
(5)	Nonperforming loans include loans delinquent more than 89 days and excludes nonaccrual loans that are not more than 89 days delinquent.
(6)	Capital ratios are for Pacific Trust Bank and are defined as follows:

a.	Tier one risk-based — Tier one capital (pursuant to risk-based capital guidelines) as a percentage of total risk- weighted assets.

b.	Total risk-based — Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.

(7)	Book value per share computed by dividing total stockholders’ equity less TARP and/or SBLF related equity (if applicable) by common shares outstanding, net of treasury shares.

Contact:
First PacTrust Bancorp, Inc.
Gregory A. Mitchell, President and CEO
949-236-5200